Exhibit 10.7

July 23, 2018

Mr. Stephen Mitchener

Re:          Offer of Employment

Dear Stephen,

On behalf of Axcella Health Inc. (the “Company” or “Axcella”) and the entire Board of Directors of the Company (the “Board”), I am delighted to offer you employment with the Company.  This offer letter agreement (the “Agreement”) describes the initial terms and conditions of such employment.  Your employment terms will be reviewed annually to ensure they are appropriate for your then current level of responsibility and performance of your obligations at the Company.  In addition, your compensation will be reviewed in connection with any review process performed with respect to the Company’s executive team.

1.                                      Position and Responsibilities.

a.             Your position shall be Chief Business Officer (“CBO”) and Senior Vice President, reporting to the Company’s Chief Executive Officer (the “CEO”).  Your employment shall start effective August 13, 2018 unless the Company agrees to another day (the “Start Date”).  In this key position, you shall initially have responsibility to lead and manage business and corporate development across multiple disease areas, as well as strategic planning, analysis and evaluation of new opportunities, while establishing successful relationships and partnerships that contribute to company’s growth, through commercialization.  As you progress with the Company, your position and assignments are subject to change, and you shall also be expected to perform such other and/or different services for the Company, including broader corporate responsibilities, as may be assigned to you from time to time by the CEO.

b.             As a member of our team, we expect you to devote your professional and working time and energies to the business and affairs of the Company.  The Company will review your assigned position at least annually and will consider, in its sole discretion, additional goals and responsibilities.  You agree to discharge such duties faithfully and diligently and shall dedicate your full business time to the business and affairs of the Company.  You agree to inform Axcella of any third-party consulting agreements you have as of your Start Date and to obtain approval in writing from Axcella before entering into any third-party consulting or services agreement after your Start Date.  You agree and understand that Axcella has the right to decline approval of or require that you terminate any third-party consulting or services arrangement as a condition to your continued employment to protect Axcella’s intellectual property and business objectives.  You agree to abide by all reasonable employment policies instituted by the Company as they may be instituted or amended from time to time.

You shall be employed on an at-will basis, which means that neither you nor the Company is guaranteeing this employment relationship for any specific period of time.  Either of the parties hereto may choose to end the employment relationship at any time, for any reason, with or without notice, subject to the provisions hereof.  Other than the terms of this Agreement, the

Company reserves the right to alter, supplement or rescind its employment procedures, benefits or policies (other than the employment at-will policy) at any time in its sole and absolute discretion and without notice.

2.                                      Compensation.

a.             Salary.  Your initial base pay shall be at a rate of $13,750.00 on a semi-monthly basis ($330,000.00 on an annualized basis), minus customary deductions for federal and state taxes and the like, payable in periodic installments in accordance with the Company’s normal payroll practices.  Your salary shall be subject to annual performance review, and any adjustment shall be in the Company’s sole discretion.

b.             Annual Performance Bonus.  You shall be eligible to receive an annual bonus of up to forty percent (40%) of your annual base salary (the “Annual Bonus”), payable upon the achievement, as determined by the CEO and the Board or the Compensation Committee, of corporate performance goals (set by the Board or the Compensation Committee) on an annual basis.  The Annual Bonus, if any, shall be paid to you at the same time annual bonuses are paid to the Company’s other executives which shall be no later than March 15th of the calendar year immediately following the applicable calendar year (the “Bonus Payment Date”).  The bonus to be paid for your performance in 2018 shall be pro-rated based upon the Start Date.  You must be employed by the Company on the Bonus Payment Date in order to be eligible for and have earned any such Annual Bonus.

c.             Stock Options; Equity Awards.  Subject to final approval by the Board or the Compensation Committee (i) promptly following the closing of the Company’s Series E financing round (the “Series E Round” or “Crossover”), the Company shall grant you an option to purchase shares of the Company’s Common Stock, par value $0.001 per share (“Shares”)with an exercise price per Share equal to at the fair market value (“FMV”) per Share approved by the Board in an amount equal to approximately 0.6% of the Company’s Shares then outstanding on a fully-diluted basis, including for such purposes the exercise of all options and warrants, the conversion of all convertible securities and all shares reserved for issuance under the Company’s equity incentive plans (the “Cross Over Option”), subject to the terms of and contingent upon your execution of a stock option award agreement issued pursuant to and under the terms of the Stock Plan (the “Option Agreement”); and (ii) if during the twelve (12) month period after the Start Date, which may be extended to twenty four (24) months with modified terms at the discretion of the Compensation Committee based upon factors such as Company strategy, the Company signs a partnership agreement with an upfront cash payment of at least $10,000,000 with a third party to develop one or more therapeutic products, the Company shall grant you an additional option to purchase Company Shares at an exercise price per Share equal to the FMV per Share approved by the Board, or if the Company is publicly traded, at price per share equal to the closing trading price of the Company’s Shares on the applicable stock exchange on the date of grant in an amount equal to approximately 0.25% of the Company’s Shares then outstanding on a fully-diluted basis, including for such purposes the exercise of all options and warrants, the conversion of all convertible securities and all Shares reserved for issuance under the Company’s Stock Plan (the “Partnership Agreement Option”), subject to the terms of and contingent upon your execution of an Option Agreement issued pursuant to the Stock Plan.  To the extent permitted by law and subject to Board or Compensation Committee approval, the Cross Over

Option and the Partnership Agreement Option (together the “Option Awards”) shall each be granted in the form of an incentive stock option meeting the requirements of Section 422 of the Code except to the extent that you direct that the Option Awards be granted in whole or in part in the form of a non-qualified stock option.  Subject to final approval by the Board or the Compensation Committee, the Cross Over Option and the Partnership Agreement Option shall each vest 25% on the first anniversary of the Start Date and the closing date of the partnership, respectively, thereafter the remaining 75% of the Option Awards shall vest in equal installments on a quarterly basis on the last day of each quarter over a period of three years following such first anniversary, provided that you remain employed by the Company on each vesting day; provided however that notwithstanding the foregoing, if an event occurs as outlined in the CIC & Severance Agreement, as defined below, the unvested portions of the Option Awards will vest in accordance with the terms of the CIC & Severance Agreement.  The aforesaid shall be subject to the specific terms and conditions of the Stock Plan and Option Agreements, in the case of inconsistency between this Agreement, the CIC & Severance Agreement and the Stock Plan, the provision in the Stock Plan shall govern; in the case of inconsistency between this Agreement and any Option Agreement, the provision in this Agreement shall govern unless waived in writing by you.

d.             Benefits.  You shall be eligible to participate in the Company’s benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure.  Summaries of each of the Company’s benefit plans are available to you.  Any descriptions of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change.  If any benefit is subject to a benefit plan, the terms of that plan shall control.  The Company has adopted a non-accrual paid time off policy.  Such time off should be scheduled to minimize disruption to the Company’s operations.  These benefits, of course, may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

e.             Other Consideration.  You will be entitled to a maximum of $3,000 per month to cover housing costs beginning on your Start Date and under arrangements as mutually agreed to between you and the Company (“Housing Reimbursement Benefit”) as long as your main domicile remains in NJ.  The intended duration of the Housing Reimbursement Benefit is (i) two (2) years from your Start Date at which time the Company will review the Housing Reimbursement Benefit and may either extend or terminate it at its sole discretion or (ii) your place of domicile is no longer in NJ.  The Company reserves the right at its sole discretion to terminate or modify the terms of the Housing Reimbursement Benefit.  The Company will also reimburse you, ongoing as long as your main domicile remains in NJ, for weekly round trip transportation to and from your residence in NJ, in the amount of up to $600.00 per week, with timely payment to you, after submission of an expense report.  The transportation reimbursement dollar amount will be flexible, if and when short notice from the Company causes higher costs for such transportation.

f.             Signing Bonus.  You will be eligible for a signing bonus in the amount of $ 15,000 less all customary and required taxes and employment-related deductions (“Signing Bonus”).  This Signing Bonus will be paid to you in your first regularly scheduled payroll following your Start Date.  If, within six months of the Start Date you:  (i) resign from your employment for any reason other than a constructive discharge, or (ii) your employment is terminated by the Company for Cause, you agree that you will repay to the Company the entirety of the Signing Bonus within ten (10) days following the last day of your employment.

As used in this Agreement, “Cause” means (i) your knowingly dishonest statements or acts with respect to the Company or any Affiliate (as defined in the Company’s 2010 Stock Option and Grant Plan, as amended or restated, and/or any replacement or other applicable equity incentive compensation plan as approved under the Company’s governance documents and applicable law (the “Stock Plan”), or any of the Company’s current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) your conviction of (or pleading nolo contendere to) a felony involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to you by the Company and a reasonable opportunity to cure; (iv) your gross negligence or willful misconduct with respect to the Company or any Affiliate of the Company; or (v) your violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nondisclosure and/or assignment of inventions.

3.                                      At Will; Severance Pay and Benefits upon Termination of Employment.

This Agreement and the accompanying documents and agreements summarize and set forth important terms about your employment with the Company.  No provision of this Agreement shall be construed to create an express or implied promise of employment for any specific period of time.  After the Start Date, you will be eligible to enter into the Company’s Senior Vice President Change in Control and Severance Agreement terms approved by the Compensation Committee (“CIC & Severance Agreement”).  Should your employment with the Company terminate, the CIC & Severance Agreement will govern the terms and payments, if any, that you would be entitled to in connection with such termination.  The terms of your CIC and Severance Agreement will be subject to periodic review and changed by the Board or the Compensation Committee at their discretion.

4.                                      Certifications by You.

By signing this Agreement, you are certifying to the Company that:  (a) your employment with the Company does not, and shall not, require you to breach any agreement entered into by you prior to employment with the Company (e.g., you have not entered into any agreements with previous employers, including, without limitation, confidentiality, non-competition and nonsolicitation agreements, that are in conflict with your obligations to the Company); (b) to the extent you are subject to any such restrictive agreements that may affect your employment with the Company (e.g., confidentiality, non-competition and non-solicitation agreements that are in conflict with your obligations to the Company), you have provided the Company with a copy of any such agreements; (c) your employment with the Company does not violate any order, judgment or injunction applicable to you, and you have provided the Company with a copy of any such order, judgment, injunction or agreement which may be applicable to you; and (d) all facts you have presented or shall present to the Company are accurate and true, including, but not limited to, all oral and written statements you have made to the Company pertaining to your education, training, qualifications, licensing and prior work experience on any job application, resume or c.v., or in any interview or discussion with the Company.  Please understand that the Company does not want you to disclose any confidential information belonging to a previous employer or to incorporate the proprietary information of any previous employer into the Company’s proprietary information, and expects that you shall abide by restrictive covenants to prior employers.

5.                                      Required I-9 Documentation.

For purposes of completing the INS I-9 form, you must provide the Company with sufficient documentation to demonstrate your eligibility to work in the United States on or before your first day of employment.  If you have any questions about what documentation you must provide, please contact me.  Your employment with the Company is conditioned on your eligibility to work in the United States.

6.                                      Non-Competition, Confidentiality and Intellectual Property and Other Obligations by You.

The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important.  Moreover, as part of your employment with the Company, you have been, and shall be, exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients.  As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to abide by the terms of the enclosed Confidentiality Agreement, the terms of which are incorporated by reference herein.  You must sign and return the Confidentiality Agreement before beginning your employment with the Company.  Prior to accepting employment with any subsequent employer, you shall inform any such employer of any restrictions set forth herein which apply in any way to your activities for or employment by such employer.

7.                                      Compliance with Section 409A and 280G of the Code.

a.             Notwithstanding any other provision of this Agreement to the contrary, if any amount (including imputed income) to be paid to you pursuant to this Agreement as a result of your termination of employment is “deferred compensation” subject to Section 409A of the Code, and if you are a “Specified Employee” (as defined under Section 409A of the Code) as of the date of your termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other taxes or penalties under Section 409A of the Code, the payment of amounts or benefits, if any, scheduled to be paid by the Company to you hereunder during the first six (6)-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day after six (6) months have elapsed since your termination of employment for any reason other than death or disability (within the meaning of Section 409A(a)(2)(A)(ii) and Treasury Regulation Section 1.409A-3(i)(4)(i)).  For the sake of clarity and elimination of doubt, any amounts payable solely on account of death, disability or the occurrence of a Sale Event shall not be subject to the six-month delay provided for under the preceding sentence notwithstanding the fact that such event may occur simultaneously with or precede your separation from service.  Any deferred compensation payments delayed in accordance with the terms of this Section 6.a. shall be paid in a lump sum on the first business day after six (6) months have elapsed since your termination of employment.  Any other payments shall be made according to the original schedule provided for herein.

b.             To the extent that any of the amounts or benefits set forth in this Agreement are “deferred compensation” under Section 409A of the Code (“409A Compensation”), then any termination of employment triggering payment of such 409A Compensation must constitute a “separation from service” under Section 409A of the Code before distribution of such 409A Compensation can commence.  To the extent that the termination of your employment does not constitute a “separation from service” under Section 409A of the Code (as the result of further services that are reasonably anticipated to be provided by you to the Company at the time your employment terminates), any 409A Compensation payable under this Agreement on account of termination of employment shall be delayed until after the date of a subsequent event constituting a “separation from service” under Section 409A of the Code.  For purposes of clarification, this Section 7.b. shall not cause any forfeiture on your part of 409A Compensation payable on account of termination from employment, but shall only act as a delay of the distribution of such 409A Compensation until such time as a “separation from service” occurs.

c.             It is intended that each and all installments of any payment or benefit provided under this Agreement shall be treated as a single “payment” within the meaning of Treasury Regulation Section 1.409-2(b)(2)(iii) for purposes of Section 409A of the Code.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code (including the regulations promulgated thereunder).

d.             Any reimbursements or direct payment of your expenses subject to Section 409A of the Code shall be for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), and shall be made no later than the end of the calendar year following the calendar year in which such expense is incurred by you.  Any reimbursement or right to direct payment of your expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year, and any reimbursement or payment of your expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

e.             Notwithstanding any other provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(l) of the Code.  Any provision that requires the inclusion of compensation in income under Section 409A(a)(l) of the Code shall be modified by mutual agreement of the parties so as to eliminate such inclusion.  For purposes of clarification, this Section 7.e. shall be a rule of construction and interpretation and nothing in this Section 7.e. shall cause a forfeiture of benefits on the part of you.

f.             If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive (for purposes of this section, a “Payment”) would:  (i) constitute a “parachute payment” within the meaning of Section 280G (“Section 280G”) of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then (a) any Payment shall be reduced (but not below zero) to the extent necessary so that the maximum Payment shall not exceed the Threshold Amount (the “Reduction Amount”) and (b) the Company will use reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A 7 of Treasury Regulations 1.280G-1 with respect to such Reduction Amount, and if such requirements are satisfied, then such Reduction Amount shall become payable hereunder as if subsection (a) above had not applied thereto.  For purposes hereof, “Threshold Amount” shall mean three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations thereunder, less one dollar.  For purposes of any reduction under subsection (a), the Payment shall be reduced in the following order:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

g.             The parties intend this Agreement to be in compliance with Section 409A and Section 280G of the Code.  Notwithstanding any other provision of this Agreement, you acknowledge and agree that the Company does not guarantee any specific tax treatment or tax consequences associated with any payment or benefit arising under this Agreement or otherwise with respect to your employment or termination thereof, including but not limited to consequences related to Section 409A or Section 280G of the Code, and that you shall be solely responsible for same.

8.                                      General.

a.             Integration.  This Agreement, together with the Confidentiality Agreement, the Stock Plan, Option Award(s), the Option Agreement(s), the retirement plan/40l (k), and any other agreements specifically referred to in these agreements, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

b.             Modification; Amendment; Waiver.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

c.             Confidentiality.  Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the economic terms of such discussions or the economic terms of your employment with the Company to anyone other than your immediate family and your legal, tax, or financial advisor at any time, absent prior written consent from the Company.

d.             Assignment.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business.  You may not assign your rights and obligations hereunder without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company shall be void.  This Agreement shall inure to the benefit of, and be binding on, the parties’ respective heirs, successors and assigns.

e.             Choice of Law; Jurisdiction; Waiver of Jury Trial.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.  By accepting this Agreement and offer of employment, you agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts, and shall be resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.  In the event of any litigation, the Court shall have the discretion to award the prevailing party reasonable costs and attorney’s fees.

f.             Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  For all purposes a signature by fax shall be treated as an original.

The offer of employment contained in this Agreement shall remain open, unless sooner revoked by the Company, through July 26, 2018.

Please acknowledge acceptance of this Agreement by signing, dating, and indicating your start date below.  Keep one copy for your files and return one executed copy to me.  We look forward to having you join the Axcella team.

Very truly yours,

Axcella Health, Inc.

By:	/s/ William Hinshaw
William Hinshaw
Chief Executive Officer

Accepted and Agreed to:

/s/ Stephen A. Mitchener
Stephen Mitchener

July 24, 2018
Date